Exhibit 24(b)(8.9)

SIXTH AMENDMENT

TO FUND PARTICIPATION AGREEMENT

            THIS SIXTH AMENDMENT dated as of September 25, 2015, by and between AllianceBernstein Investments, Inc. (the “Distributor”) and Voya Retirement Insurance and Annuity Company ( formerly, “ING Life Insurance and Annuity Company”) (“Voya Retirement”), and Voya Financial Partners, LLC (formerly, “ING Financial Advisers, LLC”) (“Voya Financial”) (collectively, “ING”), is made to the Fund Participation Agreement dated as of October 26, 2000, as amended.  Terms defined in the Agreement are used herein as therein defined.

            WHEREAS, the parties now desire to amend the Agreement to update the list of Funds to make Advisor Class shares of the AB Funds (formerly referred to as the “AllianceBernstein Funds”) available to clients of Voya.

            NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the parties hereby amend the Agreement as follows:

Effective September 1, 2014, ING Financial Advisers, LLC was renamed Voya Financial Partners, LLC.; ING Life Insurance and Annuity Company was renamed Voya Retirement Insurance and Annuity Company; and ING Institutional Plan Services, LLC was renamed Voya Institutional Plan Services, LLC.

Schedule B to the Agreement — List of Available Funds and Fee Schedule — is deleted in its entirety and replaced with the Schedule B attached hereto.

            Except as provided herein, the terms and conditions contained in the Agreement, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year set forth above.

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY

By:      /s/ Lisa Gilarde

Name:  Lisa Gilarde

Title:  Vice President

VOYA FINANCIAL PARTNERS, LLC

By:      /s/ Lisa Gilarde

Name:  Lisa Gilarde

Title:  Vice President

ALLIANCEBERNSTEIN INVESTMENTS, INC.

By:      /s/ Daniel A. Notto

Name:  Daniel A. Notto

Title:    Assistant Secretary

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Schedule B

List of Available Funds

Class A shares of All AB Funds, including the AB Exchange Reserves Fund

Class R shares of All AB Funds, including the AB Exchange Reserves Fund

Class K shares of All AB Funds, including the AB Exchange Reserves Fund

Class I shares of All AB Funds, including the AB Exchange Reserves Fund

Advisor Class shares of All AB Funds, including the AB Exchange Reserves Fund

Class Z shares of All AB Funds (not applicable to the AB Exchange Reserves Fund)

Fee Schedule

As compensation for the services Voya renders under the Agreement, Distributor will pay a fee to ING equal to on an annual basis the rate set forth below multiplied by the average daily value of the assets in Voya accounts in the Funds.

Share Class	A	R	K	I	Advisor	Z
12b-1 Fees	X.XX%	X.XX%	X.XX%	X.XX%	X.XX%	X.XX%
Service Fees*	X.XX%	X.XX%	X.XX%	X.XX%	X.XX%	X.XX%
Total Fees	X.XX%	X.XX%	X.XX%	X.XX%	X.XX%	X.XX%

* No Service Fees shall be payable under the Agreement with respect to the AB Exchange Reserves Fund or the Institutional Class shares of the AB Global Real Estate Fund II.

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